Exhibit 10.5

EXECUTION VERSION

JAGUAR URANIUM CORP.

AND

ISOENERGY LTD.

INVESTOR RIGHTS AGREEMENT

DATED AS OF JULY 19, 2024

TABLE OF CONTENTS

Article 1	INTERPRETATION	1
1.1	Definitions	1
1.2	Rules of Construction	3
1.3	Governing Law	4
1.4	Severability	4
1.5	Time of Essence	4
1.6	Entire Agreement	4
Article 2	PARTICIPATION RIGHT	4
2.1	Participation Right	4
2.2	Closing	6
2.3	Excluded Issuances	6
2.4	Confidentiality	7
Article 3	BOARD REPRESENTATION	7
3.1	Investor Nominee	7
3.2	Exercise of Board Nomination Rights	7
Article 4	MISCELLANEOUS	9
4.1	Mutual Representations and Warranties	9
4.2	Termination	10
4.3	Notices	10
4.4	Consent to Public Disclosure	11
4.5	Execution in Counterpart	11
4.6	Amendment and Waiver	11
4.7	Assignment	11
4.8	Successors and Substitute Securities	11

i

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT dated as of the 19th day of July, 2024,

BETWEEN:

JAGUAR URANIUM CORP., a company existing under the laws of the Province of British Columbia,

(the “Corporation”)

- and –

ISOENERGY LTD., a company existing under the laws of the Province of British Columbia,

(the “Investor”)

WHERAS:

A.	The Corporation has acquired all of the issued and outstanding shares of 2847312 Ontario Inc. from an affiliate of the Investor in exchange for consideration including, among other things, 200,000 Shares (as defined herein) (the “Initial Shares”), the whole in accordance with the terms of the Share Purchase Agreement (as defined herein) (the “Sale Transaction”); and

B.	As a condition of the Sale Transaction, the Corporation has agreed to grant certain rights which are set out herein to the Investor, on the terms and subject to the conditions set out herein.

NOW THEREFORE this Agreement witnesses that in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt, sufficiency and adequacy of which is hereby acknowledged), the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

(b)	“Agreement” means this agreement, including any amendments or restatements thereof;

(c)	“BCBCA” means the Business Corporations Act (British Columbia);

(d)	“Board” means the board of directors of the Corporation;

(e)	“Business Day” means any day except Saturday, Sunday or a statutory or civic holiday in Toronto, Ontario, Vancouver, British Columbia or any other day on which the principal chartered banks located in Toronto, Ontario or Vancouver, British Columbia are not open for business;

(f)	“Corporation” means Jaguar Uranium Corp. and its successors and assigns;

(g)	“Equity Financing” has the meaning set out in Section 2.1(a);

(h)	“Equity Financing Notice” has the meaning set out in Section 2.1(a);

(i)	“Equity Securities” has the meaning set out in Section 2.1(a);

(j)	“Exercise Notice” has the meaning set out in Section 2.1(d);

(k)	“Investor” means IsoEnergy Ltd. and its successors and assigns;

(l)	“Investor’s Diluted Ownership Percentage” means the percentage equal to the fraction, the numerator of which is the sum of (a) all Shares, directly or indirectly, collectively owned, controlled or directed by the Investor and any of its affiliates plus (b) all securities exercisable, convertible or exchangeable into Shares, directly or indirectly, collectively owned, controlled or directed by the Investor and any of its affiliates, whether or not such securities are subject to any conditions or restrictions on exercise, conversion or exchange, on an “as converted basis” and the denominator of which is the sum of (c) all issued and outstanding Shares on a non-diluted basis, and (d) all securities exercisable, convertible or exchangeable into Shares issued by the Corporation, whether or not such securities are subject to any conditions or restrictions on exercise, conversion or exchange;

(m)	“Investor’s Percentage” means the percentage equal to the fraction, the numerator of which is the Shares, directly or indirectly, collectively owned, controlled or directed by the Investor and any of its affiliates and the denominator of which is the issued and outstanding Shares, the whole computed on a non-diluted basis;

(n)	“Issuance” has the meaning set out in Section 2.1(a);

(o)	“Listing” has the meaning set out in the Share Purchase Agreement;

(p)	“NI 52-110” means National Instrument 52-110 – Audit Committees;

(q)	“Notice Period” has the meaning set out in Section 2.1(d);

(r)	“Participation Right” has the meaning set out in Section 2.1(b);

(s)	“person” shall be broadly interpreted and includes any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(t)	“Sale Transaction” has the meaning set out in the recital to this Agreement.

(u)	“Securities Laws” means, collectively, the applicable securities laws of each of the provinces and territories of Canada and the respective regulations, instruments and rules made under those securities laws, together with all applicable published policy statements, notices, blanket orders and rulings of the securities commissions or regulatory authorities of Canada and of each of the provinces and territories of Canada and the applicable rules and requirements of any stock exchange;

(v)	“Share Purchase Agreement” means the Share Purchase Agreement dated July 17, 2024, entered into among the Corporation and the Investor in respect of the Sale Transaction;

(w)	“Shares” means Class A common shares in the capital of the Corporation as the same may be constituted from time to time; and

(x)	“subsidiary” has the meaning ascribed thereto in the Securities Act (British Columbia).

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(j)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day; and

(k)	in the event that during the term of this Agreement, the Corporation is continued or is otherwise governed by a statute or regime other than the BCBCA, all references to the BCBCA contained herein shall be read to refer to such other statute or regime.

1.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Investor and the Corporation hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Agreement.

1.4	Severability

If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of such provision and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Entire Agreement

This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof, other than the Share Purchase Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

Article 2
PARTICIPATION RIGHT

2.1	Participation Right

(a)	During the term of this Agreement, if the Corporation proposes to issue (the “Issuance”) any equity securities, or securities convertible into or exercisable to acquire equity securities, of the Corporation (the “Equity Securities”), whether pursuant to a public offering (excluding, for greater certainty, the filing of a base shelf prospectus, but including any prospectus supplement filed pursuant to such base shelf prospectus), a private placement or otherwise (an “Equity Financing”) at any time after the date hereof, the Corporation shall provide the Investor reasonable notice (the “Equity Financing Notice”) of such intended Issuance as soon as practicable and in any event prior to the earlier of (i) the Corporation entering into an agreement to issue, distribute or offer Equity Securities pursuant to the Issuance, and (ii) the issuance of a press release or other public disclosure of such intended Issuance, including the type and number of Equity Securities, the price per Equity Security to be issued under the Equity Financing, the expected use of proceeds of the Equity Financing and the expected closing date of the Equity Financing to the extent known at the time.

(b)	The Corporation agrees that, subject to the receipt of all required regulatory approvals (including the approval of any stock exchange on which the Shares are listed at such time), the Investor has the right (but not the obligation) (the “Participation Right”), upon receipt of an Equity Financing Notice, to subscribe for and to be issued, as part of any public offering, subject to Section 2.1(b)(ii), or on a private placement basis in connection with any other Equity Financing, and at the subscription price per Equity Security pursuant to the Equity Financing, and otherwise on substantially the same terms and conditions of the Equity Financing:

(i)	in the case of an Equity Financing of Shares, up to such number of Shares that will allow the Investor and its affiliates to maintain a percentage ownership interest in the outstanding Shares that is the same as the Investor’s Percentage immediately prior to the closing of such Equity Financing; and

(ii)	in the case of an Equity Financing of Equity Securities that are not solely Shares, up to such number of Equity Securities that will allow the Investor and its affiliates to maintain the same Investor’s Diluted Ownership Percentage in the Corporation that the Investor held immediately prior to the closing of such Equity Financing.

(c)	The Corporation agrees that if an Equity Financing is made on a public basis, the Corporation shall use its commercially reasonable efforts to include any Equity Securities to be issued to the Investor pursuant to its Participation Rights as part of the prospectus offering, provided that if the Corporation is unable, despite using its commercially reasonable efforts, to include such Equity Securities as part of the prospectus offering, the Corporation shall, if requested by the Investor and subject to the receipt of all required regulatory approvals (including the approval of the Exchange or such other stock exchange on which the Shares are listed at such time), sell such Equity Securities to the Investor on a private placement basis as soon as reasonably practicable following or concurrent with the closing of such Equity Financing.

(d)	If the Investor wishes to exercise the Participation Right in respect of a particular Equity Financing, the Investor shall give written notice to the Corporation (the “Exercise Notice”) of the exercise of such right and of the number of Equity Securities the Investor wishes to purchase (i) subject to (ii) below, within five Business Days following the date of the Equity Financing Notice; or (ii) notwithstanding (i), no later than 7:00 am (Toronto time) on the Business Day immediately following the date of the Equity Financing Notice in the event an Equity Financing is a “bought deal” public offering to be completed by way of short form prospectus (in either case, the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right in respect of such Equity Financing. If the Investor does not exercise the Participation Right, the Corporation may during the 60 days following the end of the Notice Period proceed to close an Equity Financing materially on the same terms (or on better terms to the Corporation) as were made available to the Investor and if an Equity Financing is not so implemented within the said 60 days, the Corporation must again meet its obligations under this Article 2.

(e)	In the event that the Corporation is listed on the TSX Venture Exchange, if an Equity Financing would constitute a Material Transaction (as defined in Section 1.7 under Policy 4.1 – Private Placements of the TSXV Corporate Finance Manual), the subscription price per Equity Security subject to the Participation Right shall be determined based upon the market price of the Shares on the later of:

(i)	the day after the announcement by the Corporation of the Material Transaction; and

(ii)	the date the Investor determines to exercise its Participation Right hereunder; unless the conditions set forth in Section 1.7 under Policy 4.1 – Private Placements of the TSXV Corporate Finance Manual with respect to the “part and parcel pricing” exception are satisfied.

2.2	Closing

(a)	If the Corporation receives an Exercise Notice from the Investor within the Notice Period, then the Corporation shall, subject to the receipt and continued effectiveness of all required regulatory approvals (including, without limitation, the approval of the Exchange or such other stock exchange on which the Shares are listed at such time), which approvals the Corporation shall use all commercially reasonable efforts to promptly obtain (such efforts to include applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below) and the closing of the relevant Equity Financing, issue to the Investor, against payment of the subscription price payable in respect thereof, that number of Shares or other Equity Securities, as applicable, set forth in the Exercise Notice.

(b)	If the Corporation is required, under applicable laws and/or the rules of the Exchange or such other stock exchange on which the Shares are listed at the time, to seek shareholder approval for the issuance of the Equity Securities to the Investor, then the Corporation shall call and hold a meeting of its shareholders to consider (and the Corporation shall recommend that shareholders vote in favour of) the issuance of the Equity Securities to the Investor, or at its option get written consent, if permitted, as soon as reasonably practicable and in any event such meeting shall be held within 50 days after the date that the Corporation is advised that it will require shareholder approval, (and the record date for voting at such shareholder meeting shall be a date that is prior to the first closing date of the Equity Financing (if the Corporation closes all or any part of the Equity Financing prior to obtaining shareholder approval)) unless the Corporation receives a voting agreement from each subscriber that they close the Equity Financing with prior to obtaining shareholders’ approval pursuant to which such subscriber agrees to vote in favour of the resolution approving the issuance to the Investor. Subject to compliance with the above, the Corporation may close the Equity Financing prior to obtaining shareholder approval.

(c)	The closing of any private placement pursuant to an exercise of the Participation Right by the Investor will take place as soon as reasonably practicable and in any event on the date that is not later than 20 Business Days after the expiry of the Notice Period, unless all filings, notices, approvals (including without limitation regulatory approvals) and authorizations necessary to complete the closing of such private placement have not been made, given or obtained by that date, in which case the closing will be extended for such period as is reasonably necessary to obtain the same.

2.3	Excluded Issuances

Notwithstanding anything to the contrary contained herein, Section 2.1 and Section 2.2 will not apply to any issuance of securities (a) pursuant to the Corporation’s existing share-based incentive plan and other incentive plans as may be approved by shareholders of the Corporation from time to time, or to management, directors and employees of the Corporation for compensatory purposes; (b) upon the exercise, conversion or vesting of any convertible or exchangeable securities; (c) pursuant to any contract entered into prior to the date hereof; (d) pursuant to any merger, business combination, exchange offer, take-over bid, arrangement, asset purchase transaction or other acquisition of assets or shares of a third party, (e) issued pursuant to a rights offering that is offered to all of the Corporation’s shareholders; or (f) upon or resulting from a subdivision of the Shares (by a split of Shares or otherwise), payment of stock dividend, or any other recapitalization or reorganization transaction. For certainty, the limitation set forth in (e) above shall not limit any rights of the Investor and/or its affiliates to participate in any rights offering by the Corporation on the same terms and conditions as all other existing shareholders of the Corporation.

2.4	Confidentiality

Until the public disclosure of an Equity Financing, the Investor shall maintain the confidentiality of any information relating to such Equity Financing (including the Equity Financing Notice provided to the Investor in relation therewith), provided, however, that the Investor may disclose the terms of the Equity Financing to its affiliates, as well as its and their respective directors, officers, employees, consultants and advisors, for the sole purpose of permitting the Investor to evaluate the Investor’s exercise of its Participation Right, provided further, however, that the Investor shall direct its affiliates, as well as its and their aforementioned representatives to comply with the confidentiality obligations set forth in this Section 2.4.

Article 3
BOARD REPRESENTATION

3.1	Investor Nominee

(a)	Effective as of the date on which the Listing is completed and during the term of this Agreement, the Investor shall be entitled to designate one individual, who may be a director or officer of the Investor or any of its affiliates, to be nominated to serve as a director of the Corporation (the “Investor Nominee”). For the avoidance of doubt, although the Investor may have the right to nominate the Investor Nominee, the Investor shall not be required to nominate the Investor Nominee.

(b)	The Investor Nominee must consent in writing to serve as a director of the Corporation and must complete a personal information form, if required, or such other documentation as may be required by any stock exchange on which the Shares are listed from time to time or pursuant to the BCBCA and applicable Securities Laws and meet all statutory and stock exchange requirements for membership on the Board. The Investor Nominee shall at all times meet the qualification requirements to serve as a director under (A) the rules and policies of any stock exchange on which the Shares are listed from time to time, (B) the BCBCA, and (C) any other applicable laws, including Securities Laws (collectively, the “Director Eligibility Criteria”), provided however, that any Investor Nominee need not be qualified as “independent” within the meaning of NI 52-110.

3.2	Exercise of Board Nomination Rights

(a)	The Corporation shall take all necessary action to procure that the initial Investor Nominee is appointed to the Board effective as of the date upon which the Listing is completed, pursuant to the power of the Board to appoint additional directors between shareholder meetings or to fill a vacancy on the Board or otherwise.

(b)	The Corporation shall notify the Investor in writing promptly upon determining the date of any meeting of the shareholders at which directors of the Corporation are to be elected and, if the Investor desires to nominate the Investor Nominee, the Investor shall advise the Corporation in writing of the name of the Investor Nominee that the Investor is entitled to nominate pursuant to Section 3.1(a) (as of the record date for the shareholders’ meeting) within ten Business Days after receiving such notice and including the details set forth in Section 3.2(c). If the Investor does not advise the Corporation of the Investor Nominee within such ten Business Day period, then the Investor will be deemed to have designated the incumbent Investor Nominee for nomination for election at the relevant meeting of the shareholders (unless the Investor otherwise notifies the Corporation within such ten Business Day period). If no such incumbent Investor Nominee is then in office, and the Investor has failed to advise the Corporation of the name of the Investor Nominee to be proposed for election to fill the vacancy, the Investor shall be deemed to have renounced its right to propose such Investor Nominee until the next meeting of the shareholders at which directors of the Corporation are to be elected.

(c)	In exercising its Board nomination rights set forth in Sections 3.1, the Investor shall send a written notice to the Corporation setting out (i) the name, age, business address and residential address of its Investor Nominee, (ii) the principal occupation or employment of the Investor Nominee, (iii) the class or series and number of Shares which are controlled or which are owned beneficially or of record by the Investor Nominee as of the record date for the meeting of shareholders (if such date shall then have been made publicly available) in respect of the election of such Investor Nominee and as of the date of such notice, and (iv) any other information relating to the Investor Nominee that would be required to be disclosed in a management’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA, applicable Securities Laws and the rules of the Exchange (or such other stock exchange on which the Shares are listed at such time).

(d)	At each meeting of shareholders at which directors of the Corporation are to be elected, the Corporation shall cause the Investor Nominee that the Investor is entitled to nominate pursuant to Section 3.1(a) (as of the record date for the shareholders’ meeting) to be included in the slate of nominees proposed by the Corporation for election as directors of the Corporation. The Corporation shall use commercially reasonable efforts to cause the election of the Investor Nominee, including recommending that shareholders vote and soliciting proxies from shareholders in favour of the election of the Investor Nominee. Forthwith following any meeting of shareholders at which an Investor Nominee was nominated to serve as a director but was not validly elected by the shareholders in accordance with the BCBCA, the Corporation’s majority voting policy (as may be in effect) or the rules of the Exchange (or such other stock exchange on which the Shares are listed at such time), the Corporation shall take all steps necessary to appoint an Investor Nominee to the Board who is not the same individual who was not elected at the meeting of shareholders, including pursuant to the power of the Board to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

(e)	If an Investor Nominee ceases to hold office as a director of the Corporation for any reason (including as a result of a resignation by the Investor Nominee tendered pursuant to the Corporation’s by-laws), other than as a result of the Investor no longer being entitled to nominate such Investor Nominee pursuant to Section 3.1(a), the Investor shall be entitled to nominate an individual (so long as such individual satisfies the Director Eligibility Criteria) to replace him or her and the Corporation shall promptly take all steps as may be necessary to appoint such individual to the Board to replace an Investor Nominee who has ceased to hold office, including pursuant to the power of the Board to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

(f)	The Investor may, at any time, request that the Corporation promptly remove its Investor Nominee from the Board and, upon such request, the Corporation shall promptly take all steps as may be necessary to remove such Investor Nominee and the Investor may propose an individual (so long as such individual satisfies the Director Eligibility Criteria) as a replacement Investor Nominee to the Board and the Corporation shall promptly appoint such replacement Investor Nominee to the Board, including pursuant to the power of the Board to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

(g)	The Corporation shall pay all reasonable and documented expenses incurred by the Investor Nominee in the performance of his or her duties for or on behalf of the Corporation incurred as a result of the Investor Nominee attending Board and committee meetings, including travel and accommodation expenses.

(h)	The Corporation covenants and agrees with the Investor that upon the Investor Nominee’s election or appointment to the Board, the Corporation shall agree to indemnify the Investor Nominee on terms at least as favourable as those provided to the other Board members and the Corporation shall ensure that the Investor Nominee has the benefit of any director and officer insurance policy in effect for the Corporation, such benefits to be at least as favourable as those available to the other members of the Board.

(i)	The Investor Nominee shall be entitled to receive options, or other equity awards, as such awards may be granted from time-to-time by the Corporation, pursuant to the Corporation’s equity compensation plans, and any cash fees, as compensation for services rendered as a member of the Board, such compensation to be at least as favourable as that available to the other members of the Board. To the extent permitted by the Exchange (or such other stock exchange on which the Shares are listed at such time) and applicable laws and regulations, the Investor Nominee shall have the right to assign or transfer all or any portion of such compensation to the benefit of or to the direction of the Investor.

(j)	For the avoidance of doubt, nothing in this Article 3 or any other provision of this Agreement shall prohibit, constrain or otherwise restrict the Investor Nominee from carrying out its duties as a director of the Corporation, including voicing the Investor Nominee’s opinion and voting on Board matters as they deem fit in the circumstances. It is further acknowledged and agreed that the Investor Nominee will be required to declare any conflicts of interest and abstain from voting on Board matters where any such conflict arises in accordance with the BCBCA.

Article 4
MISCELLANEOUS

4.1	Mutual Representations and Warranties

Each party represents and warrants to the other party hereto that:

(a)	it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement;

(c)	neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)	the execution and delivery of this Agreement does not violate or result in the breach of the laws of any jurisdiction applicable to a party or pertaining thereto or of its organizational documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)	this Agreement constitutes a legal, valid and binding obligation of the party enforceable against it in accordance with its terms.

4.2	Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately following such time as the Investor’s Percentage is less than 5%. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

4.3	Notices

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally or by pre-paid courier, upon receipt of a transmission confirmation if sent by email or other like electronic transmission (with confirmation) and on the next Business Day when sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Corporation:

Jaguar Uranium Corp.
150 King St W #200
Toronto, ON M5H 1J9

Attention: Steven Gold

Email: sgold@jaguaruranium.com

with a copy (which shall not constitute notice) to:

TingleMerrett LLP
1250, 639 – 5th Ave. SW
Calgary, AB T2P 0M9

Attention: Scott Reeves
e-mail: sreeves@tinglemerrett.com

(b)	If to the Investor:

IsoEnergy Ltd.
401-217 Queen St. West
Toronto, Ontario
M5V 0R2

Attention: Philip Williams
e-mail: pwilliams@isoenergy.ca

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower
40 Temperance Street
Toronto, Ontario
M5H 0B4

Attention: Jamie Litchen
e-mail: jlitchen@cassels.com

4.4	Consent to Public Disclosure

The Investor hereby acknowledges that the Corporation will file a copy of this Agreement on SEDAR+, if required. The Corporation shall not file a copy of this Agreement on SEDAR+ without reasonable prior consultation with the Investor and the parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Securities Laws before it is filed on SEDAR+.

4.5	Execution in Counterpart

This Agreement may be executed in one or more counterparts (by manual or electronic signature), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and receipt of an electronic version or PDF version of an executed signature page by a party shall constitute satisfactory evidence of execution of this Agreement by such party.

4.6	Amendment and Waiver

This Agreement or any provision hereof may not be amended except in writing signed by each of the parties hereto expressly so modifying such agreement or provision. The agreements set forth in this Agreement may be modified or waived only in writing by the party to whom such compliance is owed. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

4.7	Assignment

Neither party may assign this Agreement or any interests, rights or benefits therein or thereunder without the prior written consent of the other party.

4.8	Successors and Substitute Securities

(a)	In the event that any party proposes to enter into any acquisition, amalgamation, arrangement, merger or combination or any transaction pursuant to which another person or a successor to such party becomes bound by the provisions of this Agreement by agreement or by operation of law, the person resulting from such acquisition, amalgamation, arrangement, merger, combination or transaction shall enter into an agreement in form and substance satisfactory to the other party pursuant to which such person agrees to be bound by this Agreement as though it were a party hereto in the place of the party entering into the acquisition, amalgamation, arrangement, merger, combination or transaction.

(b)	The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Equity Securities held by the Investor, to any and all equity securities of any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Equity Securities held by the Investor, in each case as the amounts of such securities outstanding are appropriately adjusted for any equity dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

JAGUAR URANIUM CORP.

By:	/s/ Steven Gold
Name: Steven Gold
Title: Chief Executive Officer

ISOENERGY LTD.

By:	/s/ Philip Williams
Name: Philip Williams
Title: Chief Executive Officer